EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports third quarter results

•	Achieved net earnings of $283 million, or $0.38 per diluted share
•	Increased Adjusted EBITDA by 93 percent compared with second quarter 2020
•	Highest Wood Products Adjusted EBITDA on record
•	Reinitiates quarterly cash dividend and implements “base plus variable supplemental” dividend framework
•	Declares quarterly base dividend of $0.17 per share

SEATTLE, October 30, 2020 - Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $283 million, or 38 cents per diluted share, on net sales of $2.1 billion. This compares with net earnings of $99 million, or 13 cents per diluted share, on net sales of $1.7 billion for the same period last year.

Third quarter results include after-tax charges of $103 million for special items, primarily a non-cash timber casualty loss associated with Oregon fire damage. Excluding special items, the company reported third quarter net earnings of $386 million, or 52 cents per diluted share. This compares with net earnings before special items of $59 million for the same period last year and $77 million for the second quarter of 2020.

Adjusted EBITDA for the third quarter of 2020 was $745 million compared with $308 million for the same period last year and $386 million for the second quarter of 2020.

“In the third quarter, each of our businesses delivered outstanding operational and financial results despite disruptions from severe weather, unprecedented forest fires and the ongoing COVID-19 pandemic,” said Devin W. Stockfish, president and chief executive officer. “We achieved record Wood Products Adjusted EBITDA, surpassing the previous high by nearly 60 percent. In addition, we redeemed $325 million of debt maturities and announced transactions to strategically upgrade our Oregon timberland holdings.”

“Entering the fourth quarter, Weyerhaeuser is operating from a strong financial position, and we are increasingly confident that the recent strength in U.S. housing will continue notwithstanding ongoing macroeconomic headwinds,” Stockfish continued. “Today, we are reinitiating a quarterly dividend and implementing a new dividend framework that will enhance our ability to return meaningful and appropriate amounts of cash to our shareholders across a variety of market conditions. This framework positions Weyerhaeuser to deliver superior long-term value creation through our unmatched portfolio, industry-leading performance and disciplined, prudent capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2020	2020	2019
(millions, except per share data)	Q2	Q3	Q3
Net sales	$1,631	$2,110	$1,671
Net earnings	$72	$283	$99
Net earnings per diluted share	$0.10	$0.38	$0.13
Weighted average shares outstanding, diluted	747	748	747
Net earnings before special items(1)(2)	$77	$386	$59
Net earnings per diluted share before special items(1)	$0.11	$0.52	$0.08
Adjusted EBITDA(1)	$386	$745	$308
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

Third quarter 2020 after-tax special items include a $23 million charge related to the early extinguishment of debt and an $80 million non-cash timber casualty loss. Special items for other periods presented are included in the reconciliation tables following this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q2	Q3	Change
Net sales	$480	$452	($28)
Net contribution (charge) to pretax earnings	$75	($11)	($86)
Pretax charge for special items	$—	$80	$80
Net contribution to pretax earnings before special items	$75	$69	($6)
Adjusted EBITDA	$140	$130	($10)

Q3 2020 Performance – In the West, fee harvest volumes decreased 15 percent compared with the second quarter as wildfire conditions restricted harvest activity. This was largely offset by higher average sales realizations for domestic logs. Domestic log sales volumes decreased modestly compared with the second quarter, and export log sales volumes were significantly lower as the company shifted volume to the domestic market to take advantage of higher margin opportunities. In the South, fee harvest volumes decreased 5 percent as the company continued to implement the previously announced reduction in its 2020 fee harvest volumes. Average log sales realizations were comparable to the second quarter and forestry spending increased seasonally.

Third quarter special items consist of an $80 million timber casualty loss related to the Oregon wildfires. This non-cash charge represents the estimated book value of timber and related assets that will not be able to be salvaged based on currently available information.

Q4 2020 Outlook – Weyerhaeuser expects fourth quarter earnings and Adjusted EBITDA will be higher than the third quarter. In the West, the company anticipates higher average sales realizations for domestic and Japanese export logs and improved log sales volumes as Oregon harvest activity resumes and salvage operations begin. In the South, the company expects slightly higher forestry expense and slightly lower average log sales realizations due to mix.

In September 2020, the company announced an agreement to sell 149,000 acres of southern Oregon timberlands and a separate agreement to purchase 85,000 acres of mid-coastal Oregon timberlands. The two agreements are subject to customary closing conditions and are both expected to close in fourth quarter 2020.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q2	Q3	Change
Net sales	$65	$69	$4
Net contribution to pretax earnings	$19	$17	($2)
Adjusted EBITDA	$57	$60	$3

Q3 2020 Performance – Real estate sales improved slightly compared with the second quarter as an increase in the number of acres sold was largely offset by a lower average price per acre due to mix. Adjusted EBITDA increased, but earnings decreased slightly due to a higher average land basis on the mix of properties sold. Energy & Natural Resources royalties increased due to seasonally higher production of construction materials.

Q4 2020 Outlook – Weyerhaeuser anticipates fourth quarter earnings and Adjusted EBITDA will be lower than the third quarter due to the timing of real estate transactions and average land basis will decrease due to the mix of properties sold. The company continues to expect full year 2020 Adjusted EBITDA for the segment will be approximately $235 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q2	Q3	Change
Net sales	$1,207	$1,696	$489
Net contribution to pretax earnings	$159	$566	$407
Pretax benefit for special items	($8)	$—	$8
Net contribution to pretax earnings before special items	$151	$566	$415
Adjusted EBITDA	$198	$615	$417

Q3 2020 Performance – Benchmark prices for lumber and oriented strand board reached record levels in the third quarter, and average sales realizations for lumber and oriented strand board improved 54 percent and 65 percent, respectively, compared with second quarter averages. Sales volumes for engineered wood products also increased significantly. These improvements were partially offset by higher raw material costs.

Q4 2020 Outlook – Excluding the effect of changes in average sales realizations, the company expects fourth quarter earnings and Adjusted EBITDA will be significantly lower than the third quarter, though both are expected to exceed previous record levels attained in 2018. The company expects a modest seasonal reduction in sales volumes, higher Western and Canadian log costs, and lower operating rates for some product lines due to planned maintenance outages.

UNALLOCATED

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q2	Q3	Change
Net charge to pretax earnings	($18)	($69)	($51)
Adjusted EBITDA	($9)	($60)	($51)

Q3 2020 Performance – Third quarter results include a charge from elimination of intersegment profit in inventory and LIFO compared with a benefit in the second quarter. Unallocated corporate function and variable compensation expense also increased, primarily due to a year-to-date adjustment for performance-based incentive compensation.

REINITIATING COMMON DIVIDEND

On May 1, 2020, Weyerhaeuser’s board of directors temporarily suspended the company’s quarterly cash dividend to preserve financial flexibility in light of significant uncertainty regarding the duration and magnitude of the effects of the COVID-19 pandemic on the company’s business conditions.

Since May, the board has continued to regularly review opportunities to reinitiate a quarterly cash dividend, taking into account the company’s cash flow, liquidity, customer demand, market conditions, the broader macroeconomic environment and other factors, with the desire for a sustainable dividend framework that will drive long-term shareholder value across market cycles.

Over the past several months, demand for housing and wood products has proven resilient, and the company is increasingly confident that U.S. housing activity will remain strong even as the pandemic and macroeconomic headwinds continue. Weyerhaeuser has also meaningfully strengthened its financial position, having reduced gross debt by over $400 million on a year-to-date basis, announced the fourth quarter 2020 redemption of $500 million of additional maturities, and attained its target leverage ratio. The company maintains ample liquidity, including $787 million in cash and cash equivalents and $1.5 billion of undrawn revolver capacity as of September 30, 2020.

Based upon its most recent review of these and other factors, Weyerhaeuser’s board of directors is reinitiating a quarterly cash dividend. The board is also implementing a new dividend framework to enhance Weyerhaeuser’s ability to return meaningful and appropriate amounts of cash to shareholders across a variety of market conditions.

This new dividend framework includes two components:

•

Sustainable quarterly base cash dividend: This core mechanism for returning cash to shareholders is supported by cash flows from the company’s Timberlands and Real Estate, Energy and Natural Resources segments and is positioned to grow sustainably over time. For the fourth quarter 2020, the board of directors has declared a quarterly base cash dividend of $0.17 per share.

•

Variable supplemental dividend: The company expects to supplement its quarterly base dividend with an additional return of cash, as appropriate, to achieve a targeted total annual return to shareholders of 75 to 80 percent of annual Adjusted Funds Available for Distribution(1). Weyerhaeuser expects this will occur primarily through a supplemental cash dividend. In certain circumstances, the company may also utilize opportunistic share repurchase. In general, the company expects a supplemental dividend will be declared and paid annually, with the first payment occurring in first quarter 2022.

Stockfish concluded, “This new dividend framework supports our commitment to returning a significant portion of free cash flow to shareholders, while ensuring that our return of cash is sustainable and appropriate across market cycles. Going forward, Weyerhaeuser remains focused on disciplined, prudent capital allocation to sustainably grow our base dividend and drive superior long-term value for shareholders.”

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 30, 2020 to discuss third quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 30, 2020.

To join the conference call from within North America, dial 877-407-0792 (access code: 13710359) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13710359). Replays will be available for two weeks at 844-512-2921 (access code: 13710359) from within North America, and at 412-317-6671 (access code: 13710359) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, with respect to future quarterly and supplemental cash dividends and dividend framework, future share repurchases, the closing of previously announced Oregon timberland transactions and our outlook and expectations concerning the following: the future strength of U.S. housing activity; the company’s liquidity position; earnings and Adjusted EBITDA for each of our businesses; log sales realizations and sales volumes; forestry expense; log costs and operating rates for our wood products business and sales volumes across our wood products lines. Forward-looking statements are generally identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “future,” “planned,” “may,” “will,” “maintain,” and similar words and expressions. Forward-looking statements are based on our current expectations and

[1]

Adjusted Funds Available for Distribution (Adjusted FAD), a non-GAAP measure, is defined by Weyerhaeuser as net cash from operations adjusted for capital expenditures and significant non-recurring items.

assumptions. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●	the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	our operational excellence initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing, required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities and charges related to casualty losses;

●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2019 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$72
Interest expense, net of capitalized interest(1)					103
Income taxes					60
Net contribution (charge) to earnings	$75	$19	$159	$(18)	$235
Non-operating pension and other postretirement benefit costs	—	—	—	10	10
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	75	19	159	(10)	243
Depreciation, depletion and amortization	65	4	47	1	117
Basis of real estate sold	—	34	—	—	34
Special items included in operating income (loss)(2)	—	—	(8)	—	(8)
Adjusted EBITDA	$140	$57	$198	$(9)	$386
(1)

Interest expense, net of capitalized interest includes a pretax special item consisting of an $11 million net charge related to the early extinguishment of $569 million of 4.7 percent notes due March 2021.

(2)	Operating income (loss) includes a pretax special item consisting of an $8 million product remediation insurance recovery.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$283
Interest expense, net of capitalized interest(1)					111
Income taxes					109
Net contribution (charge) to earnings	$(11)	$17	$566	$(69)	$503
Non-operating pension and other postretirement benefit costs	—	—	—	9	9
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	(11)	17	566	(62)	510
Depreciation, depletion and amortization	61	3	49	2	115
Basis of real estate sold	—	40	—	—	40
Special items included in operating income (loss)(2)	80	—	—	—	80
Adjusted EBITDA	$130	$60	$615	$(60)	$745
(1)

Interest expense, net of capitalized interest includes a pretax special item consisting of a $23 million charge related to the early extinguishment of $325 million of 3.25 percent notes due March 2023.

(2)	Operating income (loss) includes a pretax special item consisting of an $80 million timber casualty loss.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$99
Interest expense, net of capitalized interest					91
Income taxes					3
Net contribution (charge) to earnings	$72	$32	$143	$(54)	$193
Non-operating pension and other postretirement benefit costs	—	—	—	15	15
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	72	32	143	(45)	202
Depreciation, depletion and amortization	82	4	48	1	135
Basis of real estate sold	—	24	—	—	24
Special items included in operating income (loss)(1)	—	—	(68)	15	(53)
Adjusted EBITDA	$154	$60	$123	$(29)	$308
(1)	Operating income (loss) includes pretax special items consisting of a $68 million product remediation insurance recovery and a $15 million legal charge.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2020	2020	2019
(millions)	Q2	Q3	Q3
Net earnings	$72	$283	$99
Early extinguishment of debt charges	11	23	—
Legal charge	—	—	11
Product remediation recoveries	(6)	—	(51)
Timber casualty loss	—	80	—
Net earnings before special items	$77	$386	$59

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2020	2020	2019
	Q2	Q3	Q3
Net earnings per diluted share	$0.10	$0.38	$0.13
Early extinguishment of debt charges	0.02	0.03	—
Legal charge	—	—	0.02
Product remediation recoveries	(0.01)	—	(0.07)
Timber casualty loss	—	0.11	—
Net earnings per diluted share before special items	$0.11	$0.52	$0.08